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                                                                       EXHIBIT 2

                                   CERTIFICATE
                       AMENDING ARTICLES OF INCORPORATION
                                       OF
                            NASCENT TECHNOLOGY, INC.

       The undersigned, being the President and Secretary of NASCENT TECHNOLOGY, INC., a Nevada Corporation, hereby certify that a majority vote of the Board of Directors and majority vote of the stockholders at a meeting held on October 20, 1999, it was agreed by unanimous vote that this CERTIFICATE AMENDING ARTICLES OF INCORPORATION be filed.

       The undersigned further certifies that the original Articles of Incorporation of NASCENT TECHNOLOGY, INC. were filed with the Secretary of State of Nevada on the 25th day of July, 1997. The undersigned further certifies that ARTICLE FOURTH of the original Articles of Incorporation filed on the 25th day of July, 1997, herein is amended to read as follows:

                                 ARTICLE FOURTH

       That the total number of authorized shares to be issued by the Corporation is ONE HUNDRED MILLION (100,000,000) common stock with a par value of ONE TENTH OF A CENT ($.001), no other class of stock shall be authorized.

       The undersigned hereby certify that they have on this 20th day of October, 1999, executed this Certificate Amending the original Articles of Incorporation heretofore filed with the Secretary of State of Nevada.

                                                 /s/ Daniel Hodges
                                                 -----------------
                                                 President

                                                 /s/ Daniel Hodges
                                                 -----------------
                                                 Secretary